Exhibit 99.3

SBA Communications Corporation Announces Exercise of Overallotment Option

for an Additional $50 Million of its 4.00% Convertible Senior Notes

BOCA RATON, Florida, April 22, 2009. SBA Communications Corporation (NASDAQ: SBAC) (“SBA”) today announced that the initial purchasers of $450 million of its 4.00% Convertible Senior Notes due 2014 have elected to exercise their overallotment option to purchase an additional $50 million principal amount of such notes. The notes are being sold in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). With the overallotment option, gross proceeds from the offering will total $500 million. The offering, including the exercise of the overallotment option, is expected to close on April 24, 2009 and is subject to customary closing conditions.

SBA estimates that the net proceeds from the $500 million offering will be approximately $488.1 million after deducting the initial purchasers’ discounts and estimated offering expenses. As previously disclosed, SBA expects to use a portion of the net proceeds from the offering to repurchase, contemporaneously with the closing of the sale of the notes, 2.016 million shares of its Class A common stock for $50 million, based on the closing stock price of $24.80 on April 20, 2009. In addition, SBA expects to use approximately $61.6 million of the net proceeds from the offering plus proceeds from the warrant transactions to fund the cost of the convertible note hedge transactions that SBA entered into contemporaneously with the pricing of the notes and the exercise of the overallotment option. The remaining net proceeds will be used for general corporate purposes, including repurchases or repayments of SBA’s outstanding debt.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The notes and the shares of SBA Class A common stock issuable upon conversion of the notes have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release includes forward-looking statements regarding SBA’s intention to issue the notes and its intended use of the proceeds. These forward-looking statements may be affected by risks and uncertainties in the Company’s business, market conditions and other factors. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K filed with the Commission on February 27, 2009. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including the risk that the offering of the notes cannot be successfully completed. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

For additional information about SBA, please contact Pam Kline, Vice-President-Capital Markets, at (561) 226-9232, or visit our website at www.sbasite.com.